Exhibit 99.2

Aviza Technology CEO & CFO Comments Regarding First Quarter of Fiscal 2009 Operational and Financial Highlights

Jerry Cutini - Aviza Technology - President, CEO

Despite the current decline in the global economy and the challenges presented, both financially and operationally, I am very pleased by our employees’ performance.

Product event highlights for this quarter include:

•	We shipped the world’s first 300mm Ion Beam Deposition system to Leti in Grenoble, France. The system was successfully installed and accepted during the quarter;

•
Our most advanced 300mm ALD system was installed and accepted in Japan.  Our customer will be processing high-k, metal gate films on 32nm high performance logic devices.  Aviza’s dielectric and metal films will be incorporated into those devices;

•
We installed and qualified our Omega Deep Silicon (DSi) Etch system into a major MEMS foundry.  This system combines high performance, high through-put deep silicon etching processed on a mass production platform proven in high-volume fabs around the world.  We are now helping our customers deliver high-volume MEMS devices for the mass markets; and

•	Our CVD system was installed and qualified at a major LED manufacturer in Europe.

Each of these highlights represents a significant step forward for Aviza as we continue to expand our presence in our served markets.  More importantly, it validates our strategy of serving our markets with differentiated and cost-effective systems.

Regarding our financial performance, the effects of our cost reduction and cost control programs were central in helping the company achieve profitability during the December quarter.  We have instituted very strong controls on spending and it has had the desired effect.  During the March quarter we will continue to institute shut down days at varying times and locations.  Additionally, our board of directors approved a 20% reduction in fees paid to board members, and members of senior management have decided to forego approximately 20% of their salary.  Just as important, our employees have helped us push our break-even point lower.  Many of our employees around the world have accepted a reduced compensation program, demonstrating their commitment to Aviza’s financial performance.

The March quarter will continue to be challenging, as we will again be faced with an unpredictable environment for orders.  I do not expect the semiconductor market to stabilize for quite some time.  However, I am optimistic that the markets we serve will continue to purchase our systems, albeit at a reduced rate from previous quarters.

Pat O'Connor - Aviza Technology - EVP, CFO

INCOME STATEMENT

Our results for the December quarter, particularly in light of the continuing challenging economic environment are as follows:

Net sales of $25.2 million were within the range of our guidance and compared to net sales of $35.5 in the September quarter.

Shipments of $24.1 million decreased from the September quarter shipments of $35.5 million.

On a geographic basis, percentage breakdown of net sales was Asia-Pacific 33%, Europe 44%, and North America 23%.

Gross margin of 41% improved from the September quarter gross margin of 36.5%.

We have continued to lower our operating expenses by utilizing several cost control measures as we have in the past.  Total operating expenses of $11.8 million included a one-time restructuring charge of $1.2 million primarily related to an impairment of demonstration lab equipment.  This compares to the September quarter total operating expenses of $16.6 million.

R&D spending of $4.7 million compares with $6.6 million for the September quarter; and SG&A spending was $5.9 million, which compares with $8.2 million for the September quarter.

Loss from operations was $1.5 million, which compares with the September quarter loss from operations of $3.6 million.

We recorded $3.6 million in currency exchange remeasurement gains due primarily to the strengthening of the U.S. dollar against the British Pound. As a result, net income for the quarter was $1.3 million, or $0.06 per share, as compared to a net loss of $3.1 million, or $0.14 per share, in the September quarter.

Adjusted net income for the December quarter of $4.9 million was in line with our updated guidance.  On an adjusted basis, we recorded $0.22 earnings per share.  This compares with adjusted net income for the September quarter of $0.9 million, or $0.04 per share.

Non-cash charges included depreciation expense of $1.0 million; amortization expense of $56,000; stock-based compensation expense of $422,000; net interest expense of $652,000; net other income of $6,000; and income tax of $164,000. In addition, we recorded a one-time restructuring charge of $1.2 million in the quarter.

BALANCE SHEET

DSOs were 95 days, and inventory turns were 2.1 times.

As of December 26, 2008, the outstanding share count was approximately 21.9 million shares.

GUIDANCE

Our guidance for the March quarter continues to reflect weakness in customer demand for our products and services. We expect that second quarter net sales will be in the range of $13 million to $18 million, and adjusted net loss will be in the range of $1.0 million to $5.0 million.  In addition, we expect stock-based compensation expense to be in the range of $400,000 to $450,000.

NON-GAAP FINANCIAL MEASURES

Aviza uses non-GAAP financial measures that are not intended to be used in lieu of GAAP presentations, but are provided because we believe that they provide additional information with respect to the performance of our fundamental business activities and are also used by securities analysts, investors and other interested parties to evaluate our business on a comparable basis to other companies.  The two non-GAAP financial measures that we use are (i) Adjusted Net Income (Loss) and (ii) Adjusted Net Income (Loss) Per Share.  We believe that Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share provide investors with useful information about our operating results.  We use Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share to review and assess our operating performance.  Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share also allow us to compare our operating results with corresponding prior periods as well as with the operating results of other companies in our industry.

Adjusted Net Income (Loss) is a non-GAAP financial measure that represents GAAP Net Income (Loss) excluding the following items: stock-based compensation, amortization expense, depreciation expense, net interest expense, restructuring and other one-time charges, income taxes and net other (income) expense.  As we have substantial net operating loss carryforwards, we have not included the impact of additional income tax provisions in this calculation.  Adjusted Net Income (Loss) Per Share is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by weighted average number of shares outstanding for the period.  A reconciliation of our Adjusted Net Income (Loss) to GAAP Net Income (Loss), the most directly comparable GAAP measure, is provided in the attached table.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share have limitations as analytical tools, and you should not consider them in isolation or as a substitute for net income (loss), earnings per share and other consolidated income statement data prepared in accordance with GAAP.  We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share as supplemental information.

Unless otherwise specified, financial information referenced in these comments are prepared in accordance with accounting principals generally accepted in the United States.

AVIZA TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 26,	September 26,
	2008	2008

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$6,698	$14,896
Restricted cash	1,040	$-
Accounts receivable, net	26,221	31,580
Inventory	28,029	37,662
Prepaid expenses and other current assets	4,445	4,028

Total current assets	66,433	88,166

Property and equipment - net	21,841	24,443

Intangible and other assets	1,091	1,180

TOTAL	$89,365	$113,789

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Bank borrowing - short term	$25,050	$31,073
Accounts payable	14,860	22,127
Warranty liability	4,552	6,143
Accrued liabilities	13,163	18,073

Total current liabilities	57,625	77,416

NOTE PAYABLE - Long term	11,222	11,654
OTHER LIABILITIES- Long term	175	175

Total liabilities	69,022	89,245

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock	122,607	122,130
Accumulated deficit and accumulated other comprehensive loss	(102,264)	(97,586)

Total stockholders' equity (deficit)	20,343	24,544

TOTAL	$89,365	$113,789

AVIZA TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Quarter Ended
	December 26,	September 26,	December 28,
	2008	2008	2007

NET SALES	$25,231	$35,496	$34,014

COST OF GOODS SOLD - on net sales	14,749	22,242	24,283
COST OF GOODS SOLD - restructuring	134	294	-

Total cost of goods sold	14,883	22,536	24,283

GROSS PROFIT (LOSS)	10,348	12,960	9,731

OPERATING EXPENSES:
Research and development costs	4,665	6,570	8,039
Selling, general and administrative costs	5,932	8,187	9,826
Restructuring costs and other costs	1,214	1,840	-

Total operating expenses	11,811	16,597	17,865

INCOME (LOSS) FROM OPERATIONS	(1,463)	(3,637)	(8,134)

OTHER INCOME (EXPENSE):
Interest income	15	18	52
Interest expense	(667)	(518)	(412)
Other income (expense) - net	3,561	780	272

Total other income (expense)	2,909	280	(88)

INCOME (LOSS) BEFORE INCOME TAXES	1,446	(3,357)	(8,222)

PROVISION FOR (BENEFIT FROM) INCOME TAXES	164	(244)	298

NET INCOME (LOSS)	$1,282	$(3,113)	$(8,520)

Income (Loss) per share:
Basic	$0.06	$(0.14)	$(0.40)
Diluted	$0.06	$(0.14)	$(0.40)

Weighted average common shares:
Basic	21,856,473	21,856,473	21,060,009
Diluted	22,047,064	21,856,473	21,060,009

AVIZA TECHNOLOGY, INC.
RECONCILIATION TO ADJUSTED NET INCOME (LOSS) AND ADJUSTED NET INCOME (LOSS) PER SHARE
(in thousands, except share and per share amounts)
(unaudited)

	Quarter Ended
	December 26,	September 26,	December 28,
	2008	2008	2007

NET INCOME (LOSS)	$1,282	$(3,113)	$(8,520)

Adjustments to reconcile net income (loss) to adjusted net income (loss)
Stock-based compensation	$422	$438	$528
Amortization expense (1)	31	75	100
Depreciation expense	1,009	1,170	1,430
Interest expense, net	652	500	360
Other (income) expense, net (2)	(6)	(19)	(20)
Restructuring and other costs	1,348	2,134	-
Income taxes	164	(244)	298

ADJUSTED NET INCOME (LOSS)	$4,902	$941	$(5,824)

Adjusted Income (loss) per share:
Basic	$0.22	$0.04	$(0.28)
Diluted	$0.22	$0.04	$(0.28)

Weighted average common shares:
Basic	21,856,473	21,856,473	21,060,009
Diluted	22,047,064	21,856,473	21,060,009

(1) Does not include the amortization of debt issuance costs of $25,000, $33,000, and $33,000 during the three months ended December 26, 2008, September 26, 2008 and December 28, 2007 respectively, which are included in interest expense, net.

(2) Does not include the FX translation gain of $3,555,000, $761,000, and $252,000 during the three months ended December 26, 2008, September 26, 2008 and December 28, 2007 respectively.

SAFE HARBOR STATEMENT

These comments contains forward-looking statements.  These forward-looking statements are based on our management’s current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations.  You should not rely upon these forward-looking statements as predictions of future events because we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur.  These forward-looking statements include, but are not limited to, the statements made with respect to the March quarter and all statements containing the words “believes,” “expects,” “forecast,“ “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology.  Many factors could cause actual results to differ materially from those projected in these forward-looking statements, including, but not limited to: variability of our revenues and financial performance; risks associated with product development and technological changes; the acceptance of our products in the marketplace by existing and potential future customers; disruption of operations or increases in expenses due to our involvement in litigation or caused by civil or political unrest or other catastrophic events; general economic conditions and conditions in the semiconductor industry in particular; the continued employment of our key personnel and risks associated with competition.  Some of these factors and other important factors are detailed in various Securities and Exchange Commission filings that we have made, particularly in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available from us without charge.  Please review these filings and do not place undue reliance on these forward-looking statements.  We assume no obligation to update these forward-looking statements.